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                                                                      EXHIBIT 4

                               EXCHANGE AGREEMENT


                  THIS EXCHANGE AGREEMENT (this "Agreement") is entered into as of January 8, 1997, between and among Orion Network Systems, Inc., a Delaware corporation ("ONS"), and British Aerospace Satellite Investments, Inc., a Delaware corporation ("BASpace").

                  WHEREAS, ONS wishes to acquire, in exchange for shares of common stock, par value $.01 per share, of ONS ("ONS Common Stock"), the remaining shares of common stock ("APSC Common Stock"), par value $.01 per share, of Asia Pacific Space and Communications, Ltd., a Delaware corporation ("APSC"), not presently owned by ONS, all of which shares of APSC Common Stock are held by BASpace;

                  WHEREAS, BASpace wishes to transfer its shares of APSC Common Stock to ONS in exchange for shares of ONS Common Stock; and

                  WHEREAS, the exchange is intended to qualify as a tax free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code");

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


1.                EXCHANGE OF SHARES

                  On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, BASpace hereby agrees to transfer to ONS at the Closing (as defined below) the 422,347 shares of APSC Common Stock held by it (the "BASpace APSC Shares") in exchange for 85,715 shares of ONS Common Stock (the "ONS New Shares").


2.                REPRESENTATIONS AND WARRANTIES OF BASPACE

                  BASpace hereby represents and warrants to ONS as follows:

                  2.1. Title to APSC Common Stock. BASpace is, and on the Closing Date (as defined below) will be, the lawful owner of the BASpace APSC Shares. BASpace has, and on the Closing Date BASpace will have, good, valid and marketable title, free and clear of any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, agreement, claim or equity of any kind ("Encumbrances"), to the BASpace APSC Shares, with full right and lawful authority to transfer the BASpace APSC Shares to ONS pursuant to this Agreement.



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                  2.2. Organization and Standing; Capacity. BASpace is a
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction, and has the full corporate power and authority to carry on its business as currently conducted. BASpace has full legal right, capacity, power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  2.3. Authorization. The execution, delivery and performance by BASpace of this Agreement and all other documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of BASpace (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or materially violate any provision of, any law having applicability to BASpace or any person or entity under common control (an "Affiliate") with BASpace which is a party to any agreement with or relating to ONS or any term or provision of the articles of incorporation or organization, or bylaws or operating agreement of BASpace or any of such Affiliates, as applicable; or (b) conflict with, or result in any material breach of, or constitute a material default under, any agreement to which BASpace or any of such Affiliates is a party or by which BASpace or any of such Affiliates may be bound.

                  2.4. Restrictions and Consents. There are no agreements, laws or other restrictions of any kind to which BASpace is party or subject that would prevent or restrict the execution, delivery or performance of this Agreement.

                  2.5. Binding Obligation. This Agreement constitutes a valid and binding obligation of BASpace, enforceable in accordance with its terms. Each document to be executed by BASpace pursuant hereto, when executed and delivered in accordance with the provisions hereof, will be a valid and binding obligation of BASpace, enforceable in accordance with its terms.

                  2.6. Transfer of Title. At the Closing, ONS will acquire good, valid and marketable title to the BASpace APSC Shares, free and clear of all Encumbrances, other than restrictions on resale contained in federal and state securities laws.

                  2.7. Accredited Investors. BASpace is an "accredited investor" as such term is defined in Rule 501 of the Securities Act of 1933, as amended, and all laws promulgated pursuant thereto or in connection therewith (the "Securities Act").


3.                REPRESENTATIONS AND WARRANTIES OF ONS

                  ONS hereby represents and warrants to BASpace as follows:


                  3.1. Organization and Standing. ONS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has


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the full corporate power and authority to carry on its business as currently conducted. ONS has the full legal right, capacity, power and authority (corporate or otherwise) to execute and deliver this Agreement and the other documents called for herein and to consummate the transactions contemplated hereby. ONS is qualified as a foreign corporation in the State of Maryland, and in every other jurisdiction in which the failure to so qualify would have a material adverse effect on the business, results of operations, liabilities, properties, assets or financial condition of ONS and its subsidiaries, taken as a whole, or a material adverse effect on the transactions contemplated by this Agreement.

                  3.2. Authorization. The execution, delivery and performance by ONS of this Agreement and the other documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of ONS (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or materially violate any provision of, any law having applicability to ONS or any of its Affiliates or any term or provision of the articles of incorporation or organization, or bylaws or operating agreement of ONS, as applicable; or (b) conflict with, or result in any material breach of, or constitute a material default under, any agreement to which ONS or any of its Affiliates is a party or by which ONS or any of its Affiliates may be bound.

                  3.3. Restrictions and Consents. There are no agreements, laws or other restrictions of any kind to which ONS is a party or subject that would prevent or restrict the execution, delivery or performance of this Agreement.

                  3.4. Binding Obligation. This Agreement constitutes a valid and binding obligation of ONS, enforceable in accordance with its terms. Each document to be executed by ONS pursuant hereto, when executed and delivered in accordance with the provisions hereof, will be a valid and binding obligation of ONS, enforceable in accordance with its terms.

                  3.5. Issuance of Shares. Upon consummation of the transactions contemplated by this Agreement at Closing, the ONS New Shares will be duly and validly issued, fully paid and nonassessable and no personal liability attaches to the ownership thereof, and BASpace will acquire the legal, valid and marketable title to the ONS New Shares, free and clear of all Encumbrances.

                  3.6. Capitalization. As of the date hereof, the authorized capital stock of ONS consists of 40,000,000 shares of ONS Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share, of which 10,974,121 shares of ONS Common Stock, 13,871 shares of ONS Series A Preferred Stock and 4,298 shares of ONS Series B Preferred Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable. ONS has no other class of stock authorized or outstanding. Options and warrants to purchase 948,074 shares of ONS Common Stock are outstanding on the date hereof, and when such options are exercised and the prescribed exercise price paid, the shares of ONS Common Stock issued with respect to such options will be duly


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authorized, validly issued, fully paid and nonassessable. Options to purchase
351 shares of ONS preferred stock are outstanding on the date hereof, the terms of which are to be substantially identical to the ONS Series A Preferred Stock and the ONS Series B Preferred Stock other than the conversion price. The ONS New Shares to be issued to BASpace hereunder will not be issued in violation of any preemptive or other rights of any person, whether arising by statute, under the Certificate of Incorporation or By-Laws of ONS or in any other manner.


4.                RESTRICTED SECURITIES

                  BASpace hereby severally represents, warrants and covenants to ONS as follows:

                  4.1. No Registration Under the Securities Act. BASpace understands that the ONS New Shares to be acquired by it under this Agreement have not been registered under the Securities Act, in reliance upon exemptions contained in the Securities Act or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless subsequently so registered or qualify for exemption from registration under the Securities Act. The ONS New Shares will not be offered for sale, sold or otherwise transferred by BASpace without either registration or exemption from registration under the Securities Act.

                  4.2. Acquisition for Investment. The ONS New Shares being acquired under this Agreement by BASpace are being acquired in good faith solely for BASpace's own account, for investment and not with a view toward distribution within the meaning of the Securities Act. BASpace has, and at the time of Closing BASpace will have, no present plan or intention to sell or otherwise dispose of the ONS New Shares being acquired under this Agreement provided, however, that BASpace may decide, from time to time, to sell some or all of such stock based upon a change in the investment policy of BASpace.

                  4.3. Evaluation of Merits and Risks of Investment. BASpace has such knowledge and experience in financial and business matters that BASpace is capable of evaluating the merits and risks of its investment in the ONS New Shares being acquired hereunder. BASpace understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the ONS New Shares for an indefinite period of time, inasmuch as the ONS New Shares have not been registered under the Securities
Act).

                  4.4. Review of Documents. BASpace and its advisers, if any, have received, and have had a reasonable opportunity to review, the following documents (collectively, the "Disclosure Materials"): (i) Annual Report on Form

10-K for ONS for the fiscal year ended December 31, 1995; (ii) Quarterly Reports on Form 10-Q for ONS for the fiscal quarters ended March 31, June 30, and September 30, 1996; and (iii) Proxy Statement of ONS relating to the Annual Meeting of Stockholders held on May 23, 1996.


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                  4.5. Opportunity to Request Information. BASpace and its
advisers, if any, have had a reasonable opportunity to ask questions of and receive information and answers from a person or persons acting on behalf of ONS concerning the transactions contemplated by this Agreement and all such questions have been answered and all such information has been provided to their full satisfaction. In making their investment, BASpace will be relying solely on their review of the Disclosure Materials (other than any projections included therein, which are not being relied upon), the representations and warranties set forth herein, and the documents made available for inspection and the answers to questions referred to in this Section.


5.                CONDITIONS PRECEDENT TO OBLIGATIONS OF BASPACE

                  The obligations of BASpace under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of BASpace to carry out the provisions of this Agreement, unless such failure is agreed to in writing by BASpace:

                  5.1. Representations and Warranties. The representations and warranties made by ONS in this Agreement shall be true and complete in all material respects when made, and on and as of the Closing Date as though such representations and warranties were made on and as of such date.

                  5.2. Performance. ONS shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by ONS and prior to the Closing Date.

                  5.3. Documents at Closing. All documents required to be furnished by ONS to BASpace prior to or at the Closing shall have been so furnished.

                  5.4. Consents. ONS shall have received all material consents, authorizations and approvals of governmental, supragovernmental and private parties which are required to be obtained in order to consummate the transactions contemplated hereby.


6.                CONDITIONS PRECEDENT TO OBLIGATIONS OF ONS

                  The obligations of ONS under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of ONS to carry out the provisions of this Agreement, unless such failure is agreed to in writing by ONS :

                  6.1. Representations and Warranties. The representations and warranties made by BASpace in this Agreement shall be true and complete in all material respects


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when made, and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes expressly permitted by this Agreement.

                  6.2. Performance. BASpace shall have performed and complied with all material agreements and covenants required by this Agreement to be performed or complied with prior to the Closing Date.

                  6.3. Documents at Closing. All documents required to be furnished by BASpace to ONS prior to or at the Closing shall have been so furnished.

                  6.4. Consents. BASpace shall have received all material consents, authorizations and approvals of governmental, supragovernmental and private parties which are required to be obtained in order to consummate the transactions contemplated hereby.


7.                CLOSING

                  7.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the exchange of interests (the "Closing") shall take place at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004 on such time and date as shall be as proposed by ONS not more than ten days after satisfaction or waiver of all the conditions specified in Sections 5 and 6 (the "Closing Date").

                  7.2. Deliveries by BASpace. At the Closing, BASpace shall deliver to ONS certificates representing the BASpace APSC Shares being issued to ONS pursuant to Section 1 and such other documents as ONS may reasonably request.

                  7.3. Deliveries by ONS. At or prior to the Closing, ONS shall deliver to BASpace certificates representing the ONS New Shares being issued to BASpace pursuant to Section 1 and such other documents as BASpace may reasonably request.


8.                SURVIVAL OF REPRESENTATIONS; REMEDIES; RELEASE

                  8.1. Survival of Representations. All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement herein or pursuant hereto shall also be deemed made on and as of the Closing Date as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive the Closing and any investigation, audit or inspection at any time made by or on behalf of any party hereto, including the review of the Disclosure Materials.

                  8.2. Specific Performance; No Consequential Damages. In addition to any other remedies which the parties hereto may have at law or in equity, the parties


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hereto hereby acknowledge that the APSC Common Stock and the ONS New Shares are unique, and that the harm to ONS and BASpace resulting from breaches by the other party of their respective obligations cannot be adequately compensated by damages. Accordingly, the parties hereto agree that each party shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the other parties, and that the parties hereto shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof. Notwithstanding any other provision of this Agreement to the contrary, in no event shall remedies for breach of this Agreement include a party's incidental or consequential damages.

                  8.3. Release of Claims. Concurrently with the Closing, each of ONS and BASpace agrees to release and forever discharge the other party and each of its Affiliates, from and after the Closing, from and against any and all rights, causes of action, claims, suits, obligations, liabilities, and demands whatsoever (other than those arising from fraud or misrepresentation), in law or in equity, whether presently known or unknown, to the fullest extent permitted by law by reason of, related to, or arising out of any one or more of the agreements or arrangements that either party may have with APSC (other than this Agreement).


9.                TERMINATION

                  9.1. Termination. This Agreement may be terminated at any time before the Closing Date under any one or more of the following circumstances:

                  (a) by the mutual written consent of the parties hereto; or

                  (b) by ONS or BASpace by written notice of termination to the other parties hereto, if the Closing has not occurred by April 30, 1997; provided, however, that the terminating party is not in breach of any obligations or agreements hereunder that are causing any of the conditions precedent to Closing not to be satisfied.

                  9.2. Effect of Termination. In the event this Agreement is terminated as provided herein, this Agreement shall forthwith become wholly void and of no effect, and the parties shall be released from all future obligations hereunder; provided, however, that the provisions of Section 10.3 relating to the payment of expenses, shall not be extinguished but shall survive such termination; provided, further, however, that no party shall be relieved from its liabilities for breach of representations, warranties, obligations or agreements prior to termination of this Agreement. The parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity (including, without limitation, specific performance).

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10.               MISCELLANEOUS

                  10.1. Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

                  10.2. Broker's Fees and Liabilities. Each party agrees to indemnify, defend and hold harmless each of the other parties from and against any and all claims asserted against such parties for any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Agreement.

                  10.3. Expenses. Subject to the provisions of Section 10.2, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder.

                  10.4. Assignment. BASpace shall have the right to assign its rights under the Agreement, in whole or in part, to any of its Affiliates or to designate any of its Affiliates to receive directly the ONS New Shares to be acquired hereunder (in each case, to the extent permitted by applicable law). ONS shall have the right to assign its rights under the Agreement, in whole or in part, to any of its respective Affiliates (to the extent permitted by applicable law). In no event shall the assignment by ONS or BASpace of its respective rights under this Agreement, whether before or after the Closing, release ONS or BASpace from its respective liabilities and obligations hereunder.

                  10.5. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:


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                  (i)      If to ONS :

                           2440 Research Boulevard
                           Suite 400
                           Rockville, Maryland  20850

                           Attn:  Richard H. Shay, Esq.

                  (ii)     If to BASpace:

                           British Aerospace
                              Holding, Inc.
                           Washinton Technology Park
                           15000 Conference Center Drive, suite 200
                           Chantilly, Virginia 20151-3819
                           Attn: Charles Gaba, Esq.


Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

                  10.6. Miscellaneous. This Agreement, including the other documents referred to herein or furnished pursuant hereto constitute the entire agreement among the parties hereto with respect to the transactions contemplated herein and therein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein. No amendment or modification of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement is sought. No delay or failure on the part of any party hereto in exercising any right under this Agreement shall impair any such right or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right shall preclude the further exercise of such right. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein. This Agreement and the duties and obligations of ONS and BASpace hereunder and under each of the documents referred to herein shall be enforceable against ONS or BASpace, as the case may be, in the courts of the United States and of the State of Delaware. For such purpose, ONS and BASpace hereby irrevocably submit to the non-exclusive jurisdiction of such courts, and agrees that all claims in respect of this Agreement and such other documents may be heard and determined in any of such courts. If any part of any provision of this Agreement or any

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other agreement or document given pursuant to or in connection with this
Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement. The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

                  10.7. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).

                  10.8. Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

                                      ORION NETWORK SYSTEMS, INC.

                                      By: Richard H. Shay
                                          ____________________________

                                          Title: Vice President/Secretary
                                          _______________________________



                                      BRITISH AEROSPACE SATELLITE
                                      INVESTMENTS, INC.


                                      By: Charles E. Gaba
                                          ____________________________

                                      Title: Vice President/Assistant Secretary
                                             __________________________________